Exhibit 3.1 (iv)

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
FIRST VIRTUAL COMMUNICATIONS, INC.

          FIRST VIRTUAL COMMUNICATIONS, INC.(the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

          FIRST:  The name of the Corporation is First Virtual Communications, Inc.

          SECOND:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 29, 1997.

          THIRD:  This Certificate of Amendment amends certain provisions of the Certificate of Incorporation of the Company and has been duly adopted by the Board of Directors of the Corporation acting in accordance with provisions of Sections 141 and 242 of the DGCL, and further adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the stockholders of the Company.

          FOURTH:  Article IV, paragraph A. of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is One Hundred Five Million (105,000,000) shares.  One Hundred Million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001).  Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

          IN WITNESS WHEREOF, First Virtual Communications, Inc. has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 19th day of June, 2001.

                                                                                                  FIRST VIRTUAL COMMUNICATIONS, INC.

                                                                                                        By: /s/ Randy Acres

                                                                                                                    Randy Acres,
                                                                                                                    Chief Financial Officer